UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
October 22, 2012

UNION CARBIDE CORPORATION
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	1-1463 (Commission file number)	13-1421730 (IRS Employer Identification No.)
1254 Enclave Parkway, Houston, Texas 77077
(Address of principal executive offices) (Zip Code)
Registrant's telephone number, including area code: 281-966-2727
Not applicable (Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.05 Costs Associated with Exit or Disposal Activities.

On October 22, 2012, the Board of Directors of Union Carbide Corporation (the “Corporation”) approved a restructuring plan to improve the cost effectiveness of the Corporation's global operations. The restructuring plan will affect approximately 100 positions and result in the shutdown of certain manufacturing facilities as described in Item 2.06 below. All of these actions are expected to be completed during the next two years.

As a result, the Corporation will record a charge in the fourth quarter of 2012 for costs associated with these activities. In total, this charge is expected to be in the range of approximately $20 million to $30 million, and will include severance costs ranging from approximately $10 million to $15 million, contract cancellation fees of approximately $7 million and other associated costs of approximately $4 million.

All severance costs and contract cancellation fees associated with these activities will result in future cash expenditures.

Item 2.06 Material Impairments.

On October 22, 2012, the Board of Directors of the Corporation approved a restructuring plan to enhance the efficiency and cost effectiveness of the Corporation's operations as a result of continued weakness in the global economy and the need to optimize facilities. The restructuring plan includes the consolidation and shutdown of certain oxygenated solvents manufacturing facilities in Texas City, Texas and the shutdown of a performance monomer facility in South Charleston, West Virginia. As a result of these activities, the Company will record a charge in the fourth quarter of 2012 ranging from approximately $30 million to $60 million for asset impairments, including the write-down of certain manufacturing facilities and the write-off of certain capital project spending.

None of the costs related to the write-off of assets will result in future cash expenditures.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNION CARBIDE CORPORATION
Registrant

Date:	October 24, 2012

/s/ RONALD C. EDMONDS
Ronald C. Edmonds
Vice President and Controller The Dow Chemical Company Authorized Representative of Union Carbide Corporation